Exhibit 10.1

DOMINION RESOURCES, INC.
RESTRICTED STOCK AWARD AGREEMENT

PARTICIPANT Thomas F. Farrell II	DATE OF GRANT December 17, 2010	NUMBER OF RESTRICTED SHARES GRANTED 100,000
PERSONNEL NUMBER XXX	VESTING DATE December 17, 2015	VESTING SCHEDULE Vesting Date Percentage December 17, 2015 100%

THIS AGREEMENT, effective as of the Date of Grant shown above, between Dominion Resources, Inc., a Virginia Corporation (the "Company") and the Participant named above is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan and any amendments thereto (the "Plan").  All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.
Award of Stock.  Pursuant to the Plan, the Number of Restricted Shares Granted   of Company Stock shown above (the “Restricted Stock”) were awarded to the Participant on the Date of Grant shown above, subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement.

2.
Vesting.  Except as provided in Paragraphs 3 or 4, one hundred percent (100%) of the shares of Restricted Stock awarded under this Agreement will vest on the Vesting Date shown above.  Upon vesting of the Restricted Stock, the Participant agrees to hold the vested shares of Company Stock, net after any shares withheld for taxes under Section 7(f), until the Participant’s Retirement.

3.
Forfeiture.  Except as provided in Paragraphs 4 or 5, the Participant will forfeit any and all rights in the Restricted Stock if the Participant’s employment with the Company or a Dominion Company terminates for any reason prior to the Vesting Date.

4.
Death and Disability.  If the Participant dies or becomes Disabled before the Vesting Date, the Participant will become vested in the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of months from the first day of the month in which the Date of Grant occurs to the first day of the month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is 60 months.  The vesting will occur on the first day of the calendar month coinciding with or immediately following the date of the Participant’s termination of employment due to death or Disability.  Any shares of Restricted Stock that do not vest in accordance with this Paragraph 4 will be forfeited.

5.	Change of Control. Upon a Change of Control prior to the Vesting Date, the Participant’s rights in the Restricted Stock will become vested as follows:

a.
A portion of the Restricted Stock will be immediately vested equal to the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of months from the Date of Grant to the Change of Control date, and the denominator of which is the number of months from the Date of Grant to the Vesting Date.

b.
Unless previously forfeited, the remaining shares of Restricted Stock will become vested after a Change of Control at the earliest of the following events and in accordance with the terms described in subparagraphs (i) through (ii) below:

(i)	Vesting Date. All remaining shares of Restricted Stock will become vested on the Vesting Date.

(ii)
Death or Disability.  If the Participant dies or becomes Disabled, the Participant will become vested in the remaining shares of Restricted Stock multiplied by a fraction, the numerator of which is the number of months from the Change of Control date to the first day of the calendar month coinciding with or immediately following the Participant’s termination of employment, and the denominator of which is the number of months from the Change of Control date to the Vesting Date.   The vesting will occur on the first day of the calendar month coinciding with or immediately following the Participant’s termination of employment due to death or Disability. Any shares of the Restricted Stock that do not vest in accordance with the terms of this subparagraph (ii) will be forfeited.

6.	Claw Back of Award Payment.

a.
Restatement of Financial Statements.  If the Company’s financial statements are required to be restated at any time within a three (3) year period following the award of Restricted Stock as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to withhold issuance of all or a portion of the Restricted Stock shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b.
Fraudulent or Intentional Misconduct.  If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold issuance of all or a portion of the Restricted Stock shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant.

c.
Recovery of Payout.  The Company reserves the right to recover a Restricted Stock Award payout pursuant to this Paragraph 6 by (i) seeking recovery of the vested shares from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d.
No Limitation on Remedies.   The Company’s right to recover Restricted  or Issued Stock shares pursuant to this Paragraph 6 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e.
Subject to Future Rulemaking.  This Restricted Stock Award is subject to any clawback policies the Company may adopt in order to conform to the Dodd-Frank Act and resulting rules issued by the Securities and Exchange Commission and that the Company determines should apply to this Restricted Stock Award.

7.	Terms and Conditions.

a.
Dividends.  All cash dividends paid on the Restricted Stock will be retained by the Company and an equivalent number of additional shares of Restricted Stock (based on the Fair Market Value of Company Stock on the dividend payment date) shall be issued.  The Company Stock related to any dividends or other distributions with respect to any outstanding shares of Restricted Stock that are payable in Company Stock shall be held subject to the same restrictions as the Restricted Stock.  These additional shares of Company Stock shall be subject to the same restrictions and other conditions as the Restricted Stock, including provisions for reinvestment of dividends, and shall be part of the Restricted Stock on issuance.

b.	Nontransferability. Except as provided in Paragraphs 4 and 5, the Restricted Stock shares are not transferable and are subject to a substantial risk of forfeiture until the Vesting Date.

c.
Stock Power.  As a condition of accepting this award, the Participant hereby assigns and transfers the shares of Restricted Stock granted pursuant to this Agreement to Dominion Resources, Inc., and hereby appoints Dominion Resources Services, Inc. as attorney to transfer such shares on its books.

d.	Custody of Shares. The Company will retain custody of the shares of Restricted Stock.

e.
Shareholder Rights.  The Participant will not receive dividends until the Restricted Shares have vested.  Dividends will accrue over the term of the agreement and will be paid at the Vesting Date.  If Restricted Shares are forfeited, the accrued dividends will also be forfeited.  Participant will have the right to vote the Restricted Shares, including any Restricted Shares resulting from Section 7(a).

f.
Retirement.  For purposes of this Agreement, the term Retirement means a voluntary termination when the Participant is eligible for early or normal retirement benefits under the terms of the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan was applied under the Pension Plan, as in effect at the time of the determination, unless the Chairman of the Compensation, Governance and Nominating Committee of the Company’s Board of Directors determines, in his sole discretion, that the Participant’s retirement is detrimental to the Company.

g.	Delivery of Shares.

(i)
Share Delivery.  As soon as administratively feasible after the Vesting Date or after Restricted Shares have become vested due to the occurrence of an event described in Paragraph 4 or 5, the Company will deliver to the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary) the appropriate number of shares of Company Stock.  The Company will also cancel the stock power covering such shares.  If the Participant has not designated a Beneficiary, the Participant’s spouse, if any, and if none the Participant’s estate shall be the Beneficiary.

(ii)
Withholding of Taxes.  No Company Stock will be delivered until the Participant (or the Participant’s Beneficiary) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory arrangements for the payment of such taxes.  Unless the Participant makes an alternative election, the Company will retain the number of shares of Restricted Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes.  As an alternative to the Company retaining shares, the Participant or the Participant’s Beneficiary may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) make a cash payment to satisfy Applicable Withholding Taxes.  Fair Market Value will be determined based on the closing price of Company Stock on the business day immediately preceding the date the Restricted Stock shares become vested.

h.	Fractional Shares. Fractional shares of Company Stock will not be issued.

i.
No Right to Continued Employment.  This Restricted Stock Award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time.

j.
Change in Capital Structure.  The number and fair market value of shares of Restricted Stock awarded by this Agreement shall be automatically adjusted as provided in Section 15 of the Plan if the Company has a change in capital structure.

k.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

l.
Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.  All references in this Agreement to the Plan shall mean the plan as in effect on the Date of Grant.

m.
Participant Bound by Plan.  By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the Prospectus and Plan document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

n.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and any successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer as of the date first written above.

                                     DOMINION RESOURCES, INC.

                                     By:  /s/ Frank S. Royal
                                     Frank S. Royal
                                     Chairman – Compensation, Governance & Nominating Committee

                                     ACCEPTED:

                                     /s/Thomas F. Farrell II
                                     Thomas F. Farrell II